Banksy (b. 1974)



EXIT THROUGH THE GIFT SHOP

Banksy's powerful, socially-charged artworks and pranks have made international headlines and earned him a loyal following.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Banksy)

19.9% ?

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.



$3.0m
$2.0m
$1.0m
$0.0m
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Initial Offering

$7,428,000

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	moderate	18 years
2020 Auction Sales	significant	$63,561,587
Repeat Sales		view

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DEAL SHEET

WHY WE LIKE THIS PAINTING

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- Masterworks is thrilled to be offering our 3rd artwork by the elusive street artist Banksy – the number one most requested artist on the platform.
- Similar to Banksy's earlier "modified oil paintings," in this 2009 painting the artist "vandalizes" a traditional pastoral landscape with the spray painted text "Exit Through The Gift Shop." The familiar text is recognizable as the title of the artist's famous 2010 Academy Award-nominated documentary.
- The Painting was included in the 2009 exhibition "Banksy versus Bristol Museum" alongside 100 works by the artist, which attracted over 300,000 visitors and remains the only museum exhibition authorized by the artist.
- Since March 2021, two new auction records were set for Banksy's market when *Game Changer* (2020) sold for $23,238,686 on March 23, 2021, and was surpassed 7 months later by *Love is in the Bin* (2018), which sold for $25,400,000 on October 15, 2021 – 3 years after it shockingly self-destructed during an auction.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 19.9% annualized from November 2007 to July 2020.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.


EXIT THROUGH
THE GIFT SHOP

2020 Auction Sales
$63,561,587

2020 Number of Lots Sold
876

BANKSY

b. 1974, UNITED KINGDOM

Vandalized oil painting | 45 × 58 in. (114 × 147 cm.)

Banksy's powerful, socially-charged artworks and pranks have made international headlines and earned him a loyal following.


EXIT THROUGH
THE GIFT SHOP

$7,428,000

INITIAL OFFERING

19.9%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting relates to an earlier series of Banksy's work referred to as "modified oil paintings," famously exhibited at a 2005 show titled "Crude Oils." The exhibition featured a collection of original "remixed masterpieces" inspired by well known works by artists such as Monet, Van Gogh and Warhol, alongside "modified" oil paintings and reproductions sourced from flea markets around London, altered primarily through overpainting. The subject of the Painting is a traditional pastoral landscape, with an idyllic cottage visible in the foreground, where Banksy "vandalized" the work by spray painting "Exit Through the Gift Shop" in bright pink color over the scene. The Painting shares a title with the 2010 Academy Award-nominated documentary "Exit Through the Gift Shop," a film which charts the global interest in guerilla street art and Banksy's own provocative career. The Painting was included in the 2009 exhibition "Banksy versus Bristol Museum" installed alongside 100 works by the artist. The show attracted over 300,000 visitors and remains the only museum exhibition authorized by the artist. Other artworks included in "Banksy versus Bristol Museum" have sold in excess of $20 million at auction: on October 3, 2019, *Devolved Parliament* (2009) sold for $12,230,208, and remained the most expensive work to sell by the artist for nearly two years. More recently, *Subject to Availability* (2009-10) sold on June 30, 2021 at Christie's London for $6,325,490. The Painting's allusion to art historical precedents, inclusion in a seminal museum exhibition and connection to a popular, critically-recognized documentary make it a commercial and desirable work by Banksy.

AS OF DECEMBER 1, 2021, BANKSY'S TOP AUCTION RECORDS ARE LED BY "LOVE IS IN THE BIN," WHICH SOLD FOR £18,582,000 ($25,426,400) ON OCTOBER 14, 2021 AT SOTHEBY'S IN LONDON AND "GAME CHANGER" WHICH SOLD FOR £16,758,000 ($23,238,686) ON MARCH 23, 2021 AT SOTHEBY'S IN LONDON.

Banksy first disrupted the London art scene in 2003 with "Turf War," his inaugural exhibition. Following this artistic debut, Banksy continued to build his reputation as a "trickster" and snuck his own works into major institutions, such as the Metropolitan Museum of Art and Tate Britain, to hang alongside the museum collections. In 2018, Banksy took the artworld by surprise when a unique paper version of his iconic image *Girl with Balloon* was offered for sale at Sotheby's in London. The work sold for an impressive £1,042,000 ($1,364,668), and upon the fall of the hammer, the work passed through a shredder hidden in the artist-designed frame and self-destructed. When the half shredded artwork was offered again at auction on October 14, 2021, with the new title *Love is in the Bin*, it sold for £18,582,000 ($25,426,400) and became the most expensive work by the artist to sell at auction. As of December 1, 2021, Banksy's top auction records are led by the aforementioned painting and *Game Changer* which sold for £16,758,000 ($23,238,686) on March 23, 2021 at Sotheby's in London.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3M
$2.3M
$1.5M
$0.8M
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born in 1974, in Bristol, England. Works by Banksy are often discernible through his signature stencil aesthetic, a style which favors expediency and speedy execution before authorities have a chance to detain the artist for vandalism. Banksy's reputation as a controversial artist landed him on Time magazine's Top 100 Influential People in 2010 and an Academy Award nomination for Best Documentary Feature for his film "Exit Through the Gift Shop." While the artist continues to operate anonymously, his international presence is well documented through his works that adorn architectural facades in Europe, America and the Middle East. Banksy's work is collected by major cultural institutions, such as the British Museum and the Bristol Museum and Art Gallery.


BANKSY


EXIT THROUGH
THE GIFT SHOP

BANKSY, [redacted]


EXIT THROUGH
THE GIFT SHOP

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The art transaction data is not intended to indicate past or expected performance of any security. The set of similar sales comprises paintings by Banksy with the following criteria: landscape works on canvas that fall under the category of "modified" oils, which is defined as existing paintings sourced by the artist and modified in some manner through overpainting and/or the addition of various element(s). These paintings are separate from "Remixed Masterpieces," which refer to hand painted works by Banksy and inspired by well known existing compositions. "Remixed'' paintings tend to carry a premium at auction due to being fully painted by the artist himself. Paintings with the artist's "modified" technique are ongoing and seem to be referred to by several other designations, including "corrupted," and "vandalized." "Glory" (2005) was excluded from the set of similar works due to its medium of spray paint on a lithographic reproduction, rather than a modified acrylic or oil painting. For the purposes of this analysis, Masterworks has assumed "Ruined Landscape" (2007) to be a "modified" oil, but was unable to confirm the work was executed on a found object. The set of similar works includes a painting acquired by Masterworks 015, LLC at Phillips London 20th Century and Contemporary Art Evening Sale held on July 2, 2020 for $2,005,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.9% CAGR implied from selected sales occurring from November 28, 2007 to July 28, 2020.